EXHIBIT 10.1

                                    BRAINERD
                              COMMUNICATORS, INC.


November 17, 2005

Mr. Donald Sproat
Chief Executive Officer
Telzuit  Medical  Technologies
5422  Carrier  Drive,  Suite  306
Orlando,  FL  32819

VIA EMAIL: DSPROAT@TELZUIT.COM
           -------------------

Dear Mr. Sproat:

This will confirm the retention of Brainerd Communicators, Inc. ("Brainerd") by Telzuit Medical Technologies ("TZMT") commencing November 18, 2005 to provide financial communications services (as outlined in the proposal attached hereto) under the following terms and conditions:

1. TZMT shall pay Brainerd a fixed monthly retainer for financial communications services of $10,000 per month payable on the first business day of every month.

2. The initial term of this agreement shall be for the six-month period commencing November 18, 2005 and expiring on May 17, 2006. From and after May 17, 2006, this agreement shall automatically renew on a monthly basis unless either party has provided the other party at least sixty (60) days prior written notice of its intent not to so renew; however, paragraphs 3, 4, 5 and 6 shall survive this agreement.

3. TZMT shall also reimburse Brainerd for all disbursements reasonably incurred by Brainerd on behalf of TZMT. Whenever possible, billing for such disbursements will be billed directly to TZMT from the outside vendor should the need to engage such outside vendor arise. Disbursements which are not billed directly to TZMT, but which have been advanced by Brainerd, will be reimbursed to Brainerd by TZMT as and when billed. All such disbursements are to be billed at Brainerd's cost including travel, entertainment, copies, faxes, telephone charges, dues, subscriptions, research and on-line services.

4. All non-public information received by Brainerd from TZMT will be held in strictest confidence.

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                                                                     Page 2 of 6

5. TZMT hereby indemnifies Brainerd and holds it harmless from any judgments, settlements, legal fees and/or other expenses incurred in any litigation or administrative proceedings arising from the work performed by Brainerd hereunder, provided, however, TZMT shall not be liable for the foregoing indemnification if Brainerd is adjudicated to have been grossly negligent or to have engaged in deliberate misconduct.

6. TZMT agrees that during the term of this agreement and for a period of one (1) year thereafter, TZMT will not employ or attempt to employ or assist anyone else to employ (whether as an employee or consultant) any of Brainerd's employees or anyone who had been an employee of Brainerd at any time during the then immediately preceding (6) months. The provision of this paragraph shall survive the expiration or termination of this agreement.

If the foregoing is satisfactory and agreeable to TZMT please counter-sign and return to me one copy of this letter, whereupon it will be an agreement binding upon both parties. An invoice for financial communications services will be mailed separately.

                                   Sincerely  yours,

                                   /s/  Diana  Brainerd
                                   ---------------------------------
                                   Diana Brainerd
                                   For: Brainerd Communicators, Inc.

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                                                                     Page 3 of 6
                          TELZUIT MEDICAL TECHNOLOGIES
                        FINANCIAL COMMUNICATIONS PROPOSAL


PROGRAM SUMMARY
---------------

We will focus on building awareness of the company among key financial audiences with the goal of developing a healthy market for the company's shares. Our activities will principally cover three areas:

     - Counseling management to effectively communicate Telzuit's investment rationale, growth strategy and progress, as well as developing key communications documents to support the story.
     - Actively marketing the story to a broad group of analysts, investors and business, trade and local press.
     - Developing and maintaining the necessary infrastructure to service the investment community and press.

The real value of our representation will come from working directly with management and advising on message development and implementing IR/PR initiatives. We aim to develop close working relationships with our clients that cannot be adequately summarized in these kinds of documents. Over time, our effectiveness will be measured by our ability to generate increased interest in the company among target financial audiences.

OVERVIEW
--------

Based on our conversation with management, as well as our initial research, we believe that Telzuit is an under-followed, developing micro-cap story with excellent growth potential. The company has reached a point in its product roll-out where it can begin to aggressively seek to expand its following on Wall Street and elevate its profile with the media.

The mission at hand is very straightforward. In conjunction with management, we will create a clear and compelling story for Telzuit, including the yardsticks that will be used to measure the company's progress. We will concurrently roll-out a marketing campaign aimed at effectively delivering the story to the right target audiences in the investment community and press.

     - We will incorporate the company's investment rationale into an investment community presentation that will expand upon the market opportunity and the company's resources, strategy and timeframe for seizing it. This presentation will represent the framework from which the majority of financial and strategic communications will flow. Appropriate elements of the company's investment rationale will be incorporated into earnings releases, news announcements, conference call scripts, speeches and press interviews. In addition, our press team will work directly with management to expand upon the messages aimed at the business/trade press

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                                                                     Page 4 of 6

     - In conjunction with management, we will coordinate an outreach program consisting of news events and informal meetings with key constituents to drive positive opinions and support for the company. In addition to directly meeting with analysts and investors, the press team will present the company's growth story to media outlets that target individual and professional investors as well as healthcare professionals. We will also seek to generate home town interest by engaging with local Florida reporters to interest them in tracking the company's progress on an on-going basis. Over time, we will help Telzuit to build and sustain a well-informed following.

PROGRAM INITIATIVES
-------------------

Specifically, the financial communications program that we would execute for Telzuit can be broken down into four categories:

     1.     Content development,
     2.     Targeting and marketing,
     3.     Ongoing strategic counsel, and
     4.     Research and market intelligence.

I) CONTENT DEVELOPMENT

-    MEETING  WITH  MANAGEMENT/DUE  DILIGENCE  -  It will be important for us to
     ----------------------------------------
     meet with management to gain a full understanding of the business, strategy, capital structure and outlook. This will provide us with the necessary background to begin to update the company's core messages, media positioning and investor presentation.

-    COMMUNICATIONS  AUDIT  -  We  believe  it  is  relevant  to  review  the
     ---------------------
     company's current financial communications practices with the goal of improving them further, as appropriate. We would review the company's press release content and procedures, Web site content and usefulness, investor response procedures and the content of investor marketing materials. We are primarily interested in how Telzuit sets expectations and reports its operating and financial progress to Wall Street. We would provide recommendations, where appropriate, for improving these practices. We would also recommend a business press audit, where we analyze media coverage of the category, including Telzuit's competitors. This will help us to begin developing Telzuit's overall media positioning and press strategy.

-    WRITTEN  COMMUNICATIONS  -  In  addition  to  crafting  the  investor
     -----------------------
     presentation and core messages, on an ongoing basis, we would review and edit, as appropriate all communications, including press releases, earnings releases and conference call scripts. We would also counsel management on the timing and dissemination strategies for major announcements, from both press and investment community perspectives.

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II)  TARGETING  AND  MARKETING

-    DIRECT  INVESTOR/MEDIA  OUTREACH  -  The  mission  is  to  create  positive
     --------------------------------
     informed opinions of Telzuit among key financial audiences. With the goal of using management's time efficiently, Brainerd would arrange one-on-one briefings with a targeted group of industry analysts, investors and business/financial media. We would educate key audiences (through proper disclosure) ahead of directly meeting with management to give them a head start in understanding the company. Our marketing activities would be mapped out in a 3-6 month calendar that we would coordinate with management. We would also provide specific target lists for each audience. Once we received approval on a proposed schedule, we would aggressively market the story and would keep management apprised of our progress in securing meetings.

- On the analyst front, we would initially look to attract informal research coverage from professionals who follow small-cap stocks in the sector. We would seek to cultivate analysts as information and recommendation sources for business/financial journalists, as well as investors. On the buy-side, we would focus on micro-cap institutional investors, regional stockbrokers and retail investors. We would organize regional investor-marketing tours, including one-on-one meetings and group presentations with stockbroker associations. We would also seek to garner invitations for management to present at industry investor conferences.

- On the media front, we would build a database of and establish relationships with key business and trade press covering Telzuit's sector. We would also build a database of key local press. Engaging with the press would include activities such as off-the-record informational meetings, pitching stories related to key announcements and industry stories slated on editorial calendars. Additional outreach would be made to trade conference organizers to attempt to secure high-level speaking engagements for management. Prior to actively engaging with the media, we would conduct a comprehensive media training session with management. Speaking points, Q&A and other preparation materials would be provided as standard in advance of any interview or presentation.

-    LEVERAGING  COMPANY  DEVELOPMENTS  -  News  flow  is  obviously  key  to
     ---------------------------------
     establishing and maintaining interest in the Telzuit story. In addition to direct marketing, we would seek to establish "Relentless Momentum" by supporting a focused news announcement program. We would create quarterly "momentum" announcements that would provide proof points of the success of Telzuit's business strategy. We would review each announcement to determine whether or not there are appropriate press opportunities.

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                                                                     Page 6 of 6

III)  STRATEGIC  COUNSEL

-    ONGOING  STRATEGIC  COUNSEL  -  Our  staff  has  expertise  with  virtually
     ---------------------------
     every financial and corporate communications event. We have advised companies on hundreds of transactions, special events, acquisitions, alliances and crisis situations. We would be accessible to assist Management in dealing with any investor or business/financial media issue. Strong strategic counsel is our most important asset and the lifeblood of our business. IV) RESEARCH AND MARKET INTELLIGENCE


IV) RESEARCH AND MARKET INTELLIGENCE

-    PEER  AND  INDUSTRY  MONITORING  -  We  will  provide  management  with
     -------------------------------
     relevant news and research relating to Telzuit's sector and peer companies. Additionally, we regularly attend and monitor peer corporate presentations, investor days and analyst conference calls. We would keep track of these events and report back to management on peer company results and commentary, as well as analyst sentiment. We will use this data to provide counsel and recommendations on message development and marketing.

SUPPORT SERVICES
----------------

Rounding out our service offerings, Brainerd can serve as Telzuit's administrative office with regard to database maintenance, shareholder ownership analysis, conference call management and release dissemination, among other services. Additionally, we receive volume discounts on our pricing with vendors, which would be passed directly to Telzuit.

THE BRAINERD TEAM
-----------------

The account would be driven and supervised by Chris Plunkett, Managing Director of IR. Todd St.Onge, Vice President of IR, and Jennifer Gery, Vice President of PR, would handle marketing outreach and day-to-day implementation. We would also utilize selected members of our Account Executive staff to assist with administrative components of the program.

PROGRAM COSTS
-------------

The program would be an initial six month engagement with a fixed monthly services retainer fee of $10,000 per month. Retainer fees would be billed on the first of each month, exclusive of reimbursement for out-of-pocket expenses, which include phone, fax, copying and related charges. Out-of-pocket expenses would be billed monthly as incurred, at our cost without mark-up.

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